Exhibit 99.1

DoubleVerify Adds Uber’s Sundeep Jain to its Board of Directors

Jain, Chief Product Officer and SVP of Engineering at Uber, brings 20+ years of product, engineering and managerial expertise

New York, NY (June 21, 2022) -- DoubleVerify (“DV”) (NYSE: DV), a leading software platform for digital media measurement, data and analytics, today announced the appointment of Sundeep Jain to its Board of Directors, effective July 1, 2022. Jain is Senior Vice President and Chief Product Officer of Uber (NYSE: UBER), where he manages a team of 3,000 responsible for the company’s global Mobility and Delivery products, encompassing engineering, product management, design, data science, and product operations. He will serve on the DV Board’s Compensation Committee.

“The addition of Sundeep to DV’s Board of Directors exemplifies our commitment not only to building a world class company, but a world class Board as well,” said Davis Noell, Chair of the DoubleVerify Board. “With experience spanning Uber to Google, he has an impressive background at industry-leading technology brands. His deep experience in developing and scaling products will help DV further its track record of innovation and continue its success globally. We are thrilled to have him join us.”

Prior to joining Uber in 2018, Jain served as Vice President, Product Management, Search Ads at Google – now Alphabet (NASDAQ: GOOG) – and in other key product management roles from 2013 to 2018. From 2010 to 2013, Jain was Vice President, Platforms at Zynga. Jain also served as Founder and CEO of Aceva Technologies from 1999 to 2007, at which point the company was acquired by SunGard, now part of FIS (Fidelity National Information Services).

“For the digital advertising ecosystem to function, brands need to trust in the effectiveness of their campaigns,” said Jain. “DV, through its innovative technology and software, is a trusted leader in maximizing brands’ digital investments. I’m excited to join DV’s Board to support the company’s continued growth and its mission to build a stronger, safer and more secure advertising industry.”

“We’re thrilled to add Sundeep, with his considerable technical expertise and product innovation track record, to our Board,” said Mark Zagorksi, CEO of DoubleVerify. “I look forward to his guidance and contribution to the team, as we continue to lead the industry in powering media quality and performance, and delivering superior outcomes for global brands.”

For more information about DoubleVerify, visit http://www.doubleverify.com/.

About DoubleVerify

DoubleVerify (“DV”) (NYSE: DV) is a leading software platform for digital media measurement and analytics. Our mission is to make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Hundreds of Fortune 500 advertisers employ our unbiased data and analytics to drive campaign quality and effectiveness, and to maximize return on their digital advertising investments – globally.